Exhibit 99.1

TILT Holdings Reports Results of 2025 Annual General Meeting of Shareholders

PHOENIX, June 18, 2025—TILT Holdings Inc. (“TILT” or the “Company”) (Cboe CA: TILT) (OTCPK: TLLTF), a global provider of cannabis business solutions that include inhalation technologies, cultivation, manufacturing, processing, brand development and retail, today announces the results of the 2025 annual general meeting of shareholders of TILT (the “Shareholders”) held virtually on Tuesday, June 17, 2025 (the “Meeting”).

The Company put forward the following proposals to be voted on by the Shareholders at the Meeting, all of which were approved: (i) to elect five directors of the Company to hold office until their successors are elected at the next annual general meeting of the Company; and (ii) to re-appoint Haynie & Company (“Haynie”) as the auditors of the Company for the ensuing year and to authorize the board of directors of the Company (the “Board”) to fix Haynie’s remuneration.

Election of Directors:

The shareholders approved the elections as directors of the persons listed below, based on the following vote.

Nominee	Votes For	Withheld
John Barravecchia	27,668,954	3,874,959
Tim Conder	27,413,775	4,130,138
Marshall Horowitz	26,940,387	4,603,526
George Odden	27,413,392	4,130,521
Arthur Smuck	27,456,480	4,087,433

Each of the directors elected at the Meeting, John Barravecchia, Tim Conder, Marshall Horowitz, George Odden, and Arthur Smuck will hold office until the next annual general meeting of the Company or until his or her earlier resignation or removal.

Re-Appointment of Auditors and Authorization of Auditors’ Remuneration:

Haynie & Company was re-appointed as auditors of the Company for the ensuing year and the Board is authorized to fix the remuneration to be paid to the auditors.  The vote was as follows:

Votes For	Votes Against	Withheld/Abstentions
71,016,893	18,753,438	1,746,346

On June 18, 2025, the Company filed a report of voting results on all proposals voted on at the Meeting on SEDAR+ at www.sedarplus.com.

About TILT

TILT Holdings manages a diverse portfolio of companies in the cannabis industry, encompassing technology, hardware, cultivation, and production. Its core business, Jupiter Research LLC, is a wholly owned subsidiary and a global distribution leader in the vaporization segment. Jupiter is dedicated to hardware design, research, development, and distribution to support cannabis brands and retailers across the United States, Canada, South America, and the European Union. Additionally, TILT is a multi-state operator, with cultivation and production facilities in three states under the Commonwealth Alternative Care and Standard Farms brands. For more information, visit www.tiltholdings.com.

Company Contact:

Lynn Ricci, VP of Investor Relations & Corporate Communications
TILT Holdings Inc.
lricci@tiltholdings.com

Investor Relations Contact:

Sean Mansouri, CFA
Elevate IR
TILT@elevate-ir.com
720.330.2829